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                                                                    Exhibit 3.11

                           ARTICLES OF INCORPORATION
                                      OF
                        SUMMIT CARE TEXAS EQUITY, INC.

                                       I

        The name of this corporation is Summit Care Texas Equity, Inc.

                                      II

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

        The name and address in the State of California of this corporation's initial agent for service of process is:

                Stephanie Brooks
                CT CORPORATION SYSTEMS
                818 W. Seventh Street
                Los Angeles, California 90017

                                      IV

        This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is one million (1,000,000) shares.

                                       V

        The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

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                                      VI

        This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to this corporation and its stockholders through bylaw provisions, through agreements with agents, by vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits of such excess indemnification as set forth in Section 204 of the California Corporations Code.

Dated: January 26, 1996

                                          /s/ Frank S. Osen
                                        -------------------------------------
                                        Frank S. Osen
                                        Incorporator

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